UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2012

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                     Federal                         0-25165                      14-1809721
                                                                (State or Other Jurisdiction                              (Commission File No.)                              (I.R.S. Employer
                                                                   of Incorporation)                                                                                                           Identification No.)

                                                                                  302 Main Street, Catskill NY                                                 12414
                                                                       (Address of Principal Executive Offices)                                                                             (Zip Code)

Registrant’s telephone number, including area code:      (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On April 25, 2012, Greene County Bancorp, Inc. issued a press release disclosing financial results for the fiscal year and quarter ended June 30, 2012.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                           Press release dated July 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  July 26, 2012                                                      By: /s/ Donald E. Gibson
       Donald E. Gibson
       President and Chief Executive Officer

FOR IMMEDIATE RELEASE
Date: July 25, 2012
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. - Reports Record Earnings for Fiscal Year Ended June 30, 2012

Catskill, N.Y. -- (BUSINESS WIRE) – July 25, 2012-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the fiscal year and quarter ended June 30, 2012.

Net income increased $539,000, or 10.2%, to $5.8 million, or $1.40 per basic and $1.39 per diluted share, for the year ended June 30, 2012, from net income of $5.3 million, or $1.28 per basic and $1.27 per diluted share, for the year ended June 30, 2011, and net income decreased $33,000, or 2.4%, to $1.3 million, or $0.32 per basic and diluted share, for the quarter ended June 30, 2012 from $1.4 million, or $0.33 per basic and diluted share, for the quarter ended June 30, 2011.

Donald E. Gibson, President & CEO stated: “I am very pleased to report for the fourth consecutive fiscal year we have achieved record earnings. In addition, all three of our primary lines of business - retail, commercial and municipal banking - achieved record asset levels.”

Selected highlights for the fiscal year and quarter ended June 30, 2012 are as follows:

•
Net interest income increased $1.1 million to $20.8 million for the year ended June 30, 2012 from $19.7 million for the year ended June 30, 2011, and increased $73,000 to $5.2 million for the quarter ended June 30, 2012 from $5.1 million for the quarter ended June 30, 2011. The increase resulted primarily from an increase in the average balances of loans and securities, along with a decrease in rates paid on deposit accounts when comparing the periods.

•
Net interest rate spread increased 2 basis points to 3.72% for the year ended June 30, 2012 from 3.70% for the year ended June 30, 2011, and decreased 11 basis points to 3.57% for the quarter ended June 30, 2012 from 3.68% for the quarter ended June 30, 2011.  Net interest margin decreased 1 basis point to 3.84% for the year ended June 30, 2012 from 3.85% for the year ended June 30, 2011, and decreased 15 basis points to 3.67% for the quarter ended June 30, 2012 compared to 3.82% for the quarter ended June 30, 2011.  Despite the positive effects on net interest income from increased volume and lower cost of funds, declines in the yields on interest-earning assets resulted in net interest spread and net interest margin being relatively flat when comparing the years ended June 30, 2012 and 2011 respectively, and has resulted in a decline in the net interest spread and net interest margin when comparing the quarters ended June 30, 2012 and 2011, respectively.  Although the Company has benefited from re-pricing its interest-bearing liabilities in the continuing historically low interest rate environment, the Company’s average interest rates earned on loans and investments have similarly continued to re-price into lower yields.

•
The provision for loan losses totaled $1.8 million and $1.6 million for the year ended June 30, 2012 and 2011, respectively, an increase of $156,000, or 9.6%.  The provision for loan losses totaled $347,000 and $449,000 for the quarters ended June 30, 2012 and 2011, respectively. The allowance for loan losses totaled $6.2 million at June 30, 2012 compared to $5.1 million at June 30, 2011.  The level of allowance for loan losses to total loans receivable increased to 1.86% at June 30, 2012 from 1.66% at June 30, 2011.

•	Net charge-offs totaled $676,000 and $583,000 for the year ended June 30, 2012 and 2011, respectively, an increase of $93,000.
•
Nonperforming loans increased by $723,000, or 11.5%, to $7.0 million at June 30, 2012 from $6.3 million at June 30, 2011. This growth has resulted from adverse changes in the economy and increases in local unemployment, which were compounded by the extended length of time required to complete foreclosures in New York State.

•
Noninterest income increased $57,000 and $21,000 when comparing the years and quarters ended June 30, 2012 and 2011, respectively.  Noninterest income totaled $4.9 million and $1.3 million for the year and quarter ended June 30, 2012, respectively.  The Company recorded a net gain on sale of investments during the year ended June 30, 2012 of $11,000, as compared to a net gain on sale of investments during the year ended June 30, 2011 of $233,000. Additionally, the Company recognized a write-down of an other-than-temporary impairment of securities of $25,000 during the year and quarter ended June 30, 2012, as compared to a write-down of $2,000 during the year and quarter ended June 30, 2011.   Excluding these items, noninterest income increased $302,000 and $44,000 when comparing the years and quarters ended June 30, 2012 and 2011, respectively.  These increases resulted primarily from higher service charges on deposit accounts and higher debit card fees due to growth in the number of deposit accounts.

•
Noninterest expense increased $459,000 and $373,000 when comparing the years and quarters ended June 30, 2012 and 2011, respectively. These increases resulted primarily from expenses recognized on the defined benefit pension plan of $178,000 and the payment of a prepayment penalty on a term borrowing with the FHLB of $135,000 during the year and quarter ended June 30, 2012.  Also contributing to the increased expenses was an increase in equipment and furniture expenses, service and data processing fees, and computer software, supplies and support expenses.  These increases were partially offset by decreases in FDIC insurance premiums of $247,000 and $10,000 when comparing the years and quarters ended June 30, 2012 and 2011, respectively. The decrease in FDIC insurance premiums was the result of regulatory changes in the method of calculating the premiums.

•	Total assets of the Company were $590.7 million at June 30, 2012 compared to $547.5 million at June 30, 2011, an increase of $43.2 million, or 7.9%.
•
Securities available for sale and held to maturity totaled $233.9 million, or 39.6% of assets, at June 30, 2012, as compared to $214.3 million, or 39.1% of assets, at June 30, 2011, an increase of $19.6 million.  The growth in the securities portfolio reflects the success of the Company in attracting core deposits in excess of the growth rate of loans.

•
Net loans grew by $25.7 million, or 8.5%, to $326.7 million at June 30, 2012 compared to $301.0 million at June 30, 2011.  Real estate loans increased $26.6 million, or 10.3%, between June 30, 2012 and 2011, with an $11.8 million increase in residential mortgage loans and a $16.9 million increase in nonresidential real estate loans, which was partially offset by a $1.5 million decrease in construction and land loans and a $526,000 decrease in multifamily loans. Commercial installment loans increased $2.9 million which was offset by a $2.8 million decrease in home equity loans.

•
Total deposits increased to $511.9 million at June 30, 2012 from $469.9 million at June 30, 2011, an increase of $42.0 million, or 8.9%.  This growth is attributable an increase in core deposits in both retail and commercial deposits at The Bank of Greene County primarily in our newer market areas, as well as continued growth in core deposits at Greene County Commercial Bank.

•
Long-term borrowings with the Federal Home Loan Bank decreased $5.0 million to $7.0 million at June 30, 2012 as a result of the maturity of $3.0 million and the prepayment of $2.0 million of this debt during the year ended June 30, 2012.  Overnight borrowings with the Federal Home Loan Bank were $14.0 million at June 30, 2012 compared to $14.3 million at June 30, 2011.

•	Total shareholders’ equity was $52.7 million at June 30, 2012, or 8.9% of total assets, an increase of $4.6 million from total equity of $48.0 million at June 30, 2011.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its twelve branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Year		At or for the Three
	Ended June 30,		Months Ended June 30,
	2012	2011	2012	2011
Dollars In thousands, except share and per share data
Interest income	$24,341	$24,224	$5,979	$6,183
Interest expense	3,583	4,511	805	1,082
Net interest income	20,758	19,713	5,174	5,101
Provision for loan losses	1,784	1,628	347	449
Noninterest income	4,850	4,793	1,251	1,230
Noninterest expense	15,314	14,855	4,167	3,794
Income before taxes	8,510	8,023	1,911	2,088
Tax provision	2,680	2,732	568	712
Net Income	$5,830	$5,291	$1,343	$1,376

Basic EPS	$1.40	$1.28	$0.32	$0.33
Weighted average shares outstanding	4,156,481	4,134,736	4,173,109	4,145,828

Diluted EPS	$1.39	$1.27	$0.32	$0.33
Weighted average diluted shares outstanding	4,197,060	4,165,230	4,210,135	4,172,755

Dividends declared per share 2	$0.700	$0.900	$0.175	$0.175

Selected Financial Ratios
Return on average assets	1.04%	0.99%	0.92%	0.99%
Return on average equity	11.55%	11.45%	10.27%	11.60%
Net interest rate spread	3.72%	3.70%	3.57%	3.68%
Net interest margin	3.84%	3.85%	3.67%	3.82%
Efficiency ratio1	59.80%	60.62%	64.86%	59.93%
Non-performing assets to total assets	1.23%	1.23%
Non-performing loans to net loans	2.15%	2.09%
Allowance for loan losses to non-performing loans	89.08%	80.54%
Allowance for loan losses to total loans	1.86%	1.66%
Shareholders’ equity to total assets	8.92%	8.78%
Dividend payout ratio2	50.00%	70.31%
Book value per share	$12.59	$11.60

1 Noninterest expense divided by the sum of net interest income and noninterest income.
2 Greene County Bancorp, MHC, the owner of 55.1% of the shares outstanding by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.  Dividends per share for the year ended June 30, 2011 include a special dividend of $0.20 per share paid on December 15, 2010.

	As of June 30, 2012	As of June 30, 2011
Dollars In thousands
Assets
Total cash and cash equivalents	$7,742	$9,966
Securities- available for sale, at fair value	87,528	90,117
Securities- held to maturity, at amortized cost	146,389	124,177
Federal Home Loan Bank stock, at cost	1,744	1,916

Gross loans receivable	332,450	305,620
Less: Allowance for loan losses	(6,177)	(5,069)
Unearned origination fees and costs, net	478	495
Net loans receivable	326,751	301,046

Premises and equipment	14,899	15,407
Accrued interest receivable	2,688	2,716
Foreclosed real estate	260	443
Prepaid expenses and other assets	2,655	1,737
Total assets	$590,656	$547,525

Liabilities and shareholders’ equity
Noninterest bearing deposits	$52,783	$49,313
Interest bearing deposits	459,154	420,584
Total deposits	511,937	469,897

Borrowings from FHLB, short term	14,000	14,300
FHLB borrowings, long term	7,000	12,000
Accrued expenses and other liabilities	5,055	3,247
Total liabilities	537,992	499,444
Total shareholders’ equity	52,664	48,081
Total liabilities and shareholders’ equity	$590,656	$547,525
Common shares outstanding	4,182,671	4,145,828
Treasury shares	122,999	159,842